                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-112208

Prospectus Supplement
(To Prospectus dated March 24, 2004)

                             Grey Global Group Inc.

  o  $150,000,000 5.0% Contingent Convertible Subordinated Debentures Due 2033

                                       and

           the Common Stock Issuable Upon Conversion of the Debentures

  o                 51,128 Additional Shares of Common Stock

     This prospectus supplement supplements the prospectus dated March 24, 2004 of Grey Global Group Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $150,000,000 aggregate principal amount at maturity of our 5.0% Contingent Convertible Subordinated Debentures Due 2033, or the debentures, and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     The table of selling securityholders contained in the prospectus is hereby amended to add the entities that are named below as selling securityholders:

-------------------------------------------------------------------------------------------------------------
                                 Principal Amount                        Number of Shares      Number of
                                  of Debentures      Principal Amount    of Common Stock       Shares of
                                   Beneficially       of Debentures        Beneficially       Common Stock
       Name of Selling            Owned Prior to     Offered by this      Owned Prior to    Offered by this
      Securityholder(1)           this Offering         Prospectus      this Offering (2)    Prospectus (2)
-------------------------------------------------------------------------------------------------------------
Barclays Global Investors
Diversified Alpha Plus
Funds ......................         400,000              400,000             416                 416
-------------------------------------------------------------------------------------------------------------
Forest Fulcrum Fund LP .....         743,000              743,000             772                 772
-------------------------------------------------------------------------------------------------------------
Forest Global Convertible
Fund, Ltd., Class A-5 ......       2,941,000            2,941,000           3,059               3,059
-------------------------------------------------------------------------------------------------------------
Forest Multi-Strategy
Master Fund SPC ............       1,166,000            1,166,000           1,213               1,213
-------------------------------------------------------------------------------------------------------------
HFR CA Global
Opportunity Master
Trust ......................         199,000              199,000             207                 207
-------------------------------------------------------------------------------------------------------------
HFR RVA Select
Performance Master
Trust ......................         168,000              168,000             174                 174
-------------------------------------------------------------------------------------------------------------
LLT Limited ................         232,000              232,000             241                 241
-------------------------------------------------------------------------------------------------------------
Lyxor/Forest Fund
Limited ....................       1,143,000            1,143,000           1,189               1,189
-------------------------------------------------------------------------------------------------------------
RBC Alternative Assets, LP .         100,000              100,000             104                 104
-------------------------------------------------------------------------------------------------------------


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
-------------------------------------------------------------------------------------------------------------
                                 Principal Amount                        Number of Shares      Number of
                                  of Debentures      Principal Amount    of Common Stock       Shares of
                                   Beneficially       of Debentures        Beneficially       Common Stock
       Name of Selling            Owned Prior to     Offered by this      Owned Prior to    Offered by this
      Securityholder(1)           this Offering         Prospectus      this Offering (2)    Prospectus (2)
-------------------------------------------------------------------------------------------------------------
Relay 11 Holdings Co. ......         160,000              160,000             166                 166
-------------------------------------------------------------------------------------------------------------
Sphinx Convertible
Arbitrage SPC ..............         224,000              224,000             233                 233
-------------------------------------------------------------------------------------------------------------
Sterling Invest Co. ........       1,000,000            1,000,000           1,040               1,040
-------------------------------------------------------------------------------------------------------------
Xavex Convertible
Arbitrage 4 Fund ...........         112,000              112,000             116                 116
-------------------------------------------------------------------------------------------------------------
Zurich Institutional
Benchmarks Master
Fund Ltd. ..................         512,000              512,000             532                 532
-------------------------------------------------------------------------------------------------------------

     The following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus:

-------------------------------------------------------------------------------------------------------------
                                 Principal Amount                        Number of Shares      Number of
                                  of Debentures      Principal Amount    of Common Stock       Shares of
                                   Beneficially       of Debentures        Beneficially       Common Stock
       Name of Selling            Owned Prior to     Offered by this      Owned Prior to    Offered by this
      Securityholder(1)           this Offering         Prospectus      this Offering (2)    Prospectus (2)
-------------------------------------------------------------------------------------------------------------
Argent Classic
Convertible Arbitrage
Fund (Bermuda) Ltd. ........       3,250,000            3,250,000           3,381               3,381
-------------------------------------------------------------------------------------------------------------
Argent LowLev
Convertible Arbitrage
Fund LLC ...................       2,250,000            2,250,000           2,340               2,340
-------------------------------------------------------------------------------------------------------------
CQS Convertible and
Quantitative Strategies Master
Fund Limited ...............      17,650,000           17,650,000          18,362              18,362
-------------------------------------------------------------------------------------------------------------
FrontPoint Convertible
Arbitrage Fund, L.P. .......       3,850,000            3,850,000           4,005               4,005
-------------------------------------------------------------------------------------------------------------
Polaris Vega Fund L.P. .....               0                    0               0                   0
-------------------------------------------------------------------------------------------------------------
All other holders of
debentures or shares of
common stock issued on
conversion of debentures
and future transferees,
pledgees, donees and
successors thereof (3) .....      37,020,000           37,020,000          39,607(4)           39,607
-------------------------------------------------------------------------------------------------------------

(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2) Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion price of $961.20 per share and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under "Description of the Debentures -- Conversion Rights -- Conversion Price Adjustments -- General" in the prospectus. As a result, the number of shares of common stock beneficially owned prior to


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     this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described above under "Description of the Debentures -- Conversion Rights" in the prospectus, the debentures are convertible only in specified circumstances.

(3) Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus, if required.

(4) Assumes that any other holders of debentures or shares of common stock issuable on conversion of debentures and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.

     Investing in the debentures or shares of our common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 7, 2004.